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                                                                      Exhibit 11

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the references to our firm under the caption "Financial Highlights" and "Independent Auditors" and to the use of our report dated February 4, 1998 for Wanger Advisors Trust (comprised of the Wanger U.S. Small Cap and Wanger International Small Cap portfolios) in the Registration Statement (Form N-1A) and its incorporation by reference in the related Prospectus and Statement of Additional Information, filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 6 to the Registration Statement under the Securities Act of 1933 (Registration No. 33-83548) and in the Amendment No. 7 to the Registration Statement under the Investment Company Act of 1940 (Registration No. 811-8748).


                                       /s/ Ernst & Young LLP


Chicago, Illinois
April 24, 1998